Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2020 FOURTH QUARTER AND FULL YEAR RESULTS

•Q4 2020 GAAP diluted EPS was ($0.23) with adjusted diluted EPS of ($0.18), compared to Q4 2019 GAAP diluted EPS and adjusted diluted EPS of $0.86.

•Q4 2020 Sales were $295.8 million, compared to $564.3 million in Q4 2019.

•FY 2020 GAAP diluted EPS was $0.38 vs FY 2019 at $3.57. FY 2020 adjusted diluted EPS was $0.25 vs FY 2019 at $3.54.

•FY 2020 Sales were $1,502 million, a decrease of 36% compared to FY 2019.

•Free Cash Flow of $214 million in FY 2020 with $104 million in the fourth quarter.

•Liquidity remains strong, at $875 million, with cash on hand of $103 million and an undrawn revolver balance of $772 million, at December 31, 2020.

See Table C for reconciliation of GAAP and non-GAAP operating (loss) income, net (loss) income, earnings (loss) income per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Years Ended
	December 31,			December 31,
(In millions, except per share data)	2020	2019	% Change	2020	2019	% Change

Net Sales	$295.8	$564.3	(47.6)%	$1,502.4	$2,355.7	(36.2)%
Net sales change in constant currency			(48.0)%			(36.3)%

Operating (loss) income	(20.4)	97.4	(120.9)%	14.1	425.2	(96.7)%
Net (loss) income	(19.4)	73.2	(126.5)%	31.7	306.6	(89.7)%
Diluted net (loss) income per common share	$(0.23)	$0.86	(126.7)%	$0.38	$3.57	(89.4)%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating (loss) income	$(6.1)	$97.4	(106.3)%	$72.0	$425.2	(83.1)%
As a % of sales	(2.1)%	17.3%		4.8%	18.0%
Adjusted Net (loss) income	(15.2)	73.2	(120.8)%	20.6	303.6	(93.2)%
Adjusted diluted net (loss) income per share	$(0.18)	$0.86	(120.9)%	$0.25	$3.54	(92.9)%

STAMFORD, Conn. January 25, 2021 – Hexcel Corporation (NYSE: HXL) today reported fourth quarter and full year 2020 results including fourth quarter net sales of $296 million and adjusted diluted EPS of ($0.18) per share.

Chairman, CEO and President Nick Stanage said, “Fourth quarter revenue of $296 million was in line with our expectations and consistent with our previous commentary that the third and fourth quarters of 2020, along with the first quarter of 2021, have been and are expected to be our most challenging quarters during this market downturn. Adjusted EPS for the quarter was negative 18 cents, reflecting stronger margin performance than the third quarter of 2020, although sales mix and reduced overhead absorption continue to be significant headwinds. Revenue for the full year was $1,502 million, down 36% in constant currency compared to 2019, with adjusted diluted EPS for the year of $0.25. Our cash management continued to be strong with Hexcel delivering $214 million of free cash flow for 2020, ensuring that our liquidity position remains extremely robust.”

Mr. Stanage continued: “Our results clearly reflect an unusual and tumultuous year for our customers, our suppliers, and our Hexcel employees who have remained laser-focused on managing through the challenges at hand. The Hexcel team has responded quickly and worked safely and efficiently through significant uncertainty. Employees have been challenged in ways we never imagined, yet their commitment to excellence and to our customers has never wavered with many relationships actually being strengthened through innovative ways of working.”

“We continue to forecast stabilizing demand as we move into the second quarter of 2021, with the inventory de-stocking process expected to be largely winding down and the potential for some narrowbody build rate recovery as we progress into the second half of the year. However, there is no room for complacency during this pandemic. A quick and successful rollout of the vaccines is crucial to a significant increase in airline passenger traffic, which will ultimately be the driver of demand for new, composite-rich aircraft.”

In conclusion, Mr. Stanage said: “As we enter 2021, we will continue to tightly manage cash and costs, and ensure that we deliver our performance targets. The overall long-term demand for aircraft and our advanced composites technology remains robust, and the potential for a significant upturn in 2022 and beyond continues to look positive. The actions being taken, coupled with our industry-leading technology and strong customer relationships, will ensure that Hexcel emerges from this pandemic stronger than ever, with a more efficient cost base, strategically positioned for growth to support the future of aerodynamics and sustainability in aerospace and industrial markets.”

Markets

Sales in the fourth quarter of 2020 were $295.8 million compared to $564.3 million in the fourth quarter of 2019.

Commercial Aerospace

•

Commercial Aerospace sales of $126.7 million decreased 66.6% (also 66.6% in constant currency) for the quarter compared to the fourth quarter of 2019. All major programs were down substantially with the largest sales value impact related to the A350. Boeing 737 MAX sales continue to be at a very low level. Build rate reductions driven by the COVID-19 pandemic combined with significant supply chain inventory destocking led to the reduced sales levels.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft, fell by 59.2% for the fourth quarter of 2020 compared to the fourth quarter of 2019 as demand was negatively impacted by the global pandemic, particularly business jets.

Space & Defense

•	Space & Defense sales of $119.7 million increased 3.8% (2.5% in constant currency) for the quarter as compared to 2019. The increase was due to strength in US military rotorcraft programs.

Industrial

•	Total Industrial sales of $49.4 million in the fourth quarter were down 28.6% (31.3% in constant currency) compared to the fourth quarter of 2019.
•

Wind energy sales (the largest submarket in Industrial) experienced a decline of 42.1% in constant currency compared to the fourth quarter of 2019. The reduction reflects a customer demand shift, primarily in the U.S. market, and includes the impact of the November 2020 closure of Hexcel’s wind energy prepreg production facility in Windsor, Colorado, as previously communicated.

Consolidated Operations

Gross margin for the fourth quarter was 10.3% compared to 26.0% in the prior year period. Sales mix continues to be a headwind, particularly lower sales of Hexcel carbon fiber products, combined with the under absorption of fixed overhead magnified by the continued temporary idling of select production assets and facilities. Selling, general and administrative and R&T expenses for the fourth quarter of 2020 decreased $12.6 million or 26% compared to the prior year as ongoing realignment actions and headcount reductions reduce the cost structure. Other operating expenses were restructuring charges primarily related to labor actions outside of the US. Adjusted operating loss in the fourth quarter of 2020 was $6.1 million, or (2.1)% of sales, compared to operating income of $97.4 million, or 17.3% of sales in 2019. The impact of exchange rates was negative by approximately 40 basis points in the fourth quarter of 2020 compared to 2019.

FY 2020 Results

Full year 2020 sales were $1,502.4 million, a decrease of 36.3% in constant currency compared to 2019.

Commercial Aerospace (55% of YTD sales)

•

Commercial Aerospace sales of $822.3 million decreased 48.6% in constant currency compared to 2019 due to significant pandemic-induced production cuts across the major aircraft programs during 2020 and only limited sales for the Boeing 737 MAX program. The decline was compounded by significant destocking across the supply chain.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, decreased 32.5% in 2020 as the global pandemic negatively impacted demand, particularly for business jets.

Space & Defense (30% of YTD sales)

•

Space & Defense sales of $448.5 million increased nominally in constant currency compared to 2019. While 2020 sales for some defense platforms were negatively impacted by temporary pandemic-induced disruptions, Space and Defense remains an attractive growth market.

Industrial (15% of YTD sales)

•	Total Industrial sales of $231.6 million decreased 26.5% in constant currency compared to 2019.

•	Wind energy sales decreased 29.3% in constant currency during 2020 compared to 2019 resulting from global production disruptions caused by the pandemic and lower customer demand, notably in the U.S.

Consolidated Operations

Gross margin for the year was 16.0% compared to 27.2% for 2019. Total operating expenses in 2020 decreased $47.5 million or 22.1% compared to the prior year, reflecting cost reduction actions. Other operating expenses consisted primarily of severance costs, as well as restructuring expenses related to the closure of the Windsor, Colorado wind energy prepreg facility, and expenses related to the terminated merger with Woodward. Adjusted operating income for 2020 was $72.0 million, or 4.8% of sales, compared to $425.2 million, or 18.0% of sales in 2019. The impact of exchange rates was negative by approximately 30 basis points in 2020 compared to 2019.

Cash and other

•

The tax benefit for the fourth quarter and year-to-date periods of 2020 was ($12.3) million and ($61.0) million, respectively. The benefit was primarily due to losses incurred in various jurisdictions due to the impacts of COVID-19. The 2020 tax benefit was also impacted by discrete tax benefits of $54.7 million, primarily composed of a valuation allowance released in the third quarter of 2020. The impacts on earnings have already, and will continue to have, an impact on the Company’s overall effective tax rate throughout 2021.

•

Net cash generated from operating activities for 2020 was $264.3 million, compared to $491.1 million for 2019. Capital expenditures on a cash basis were $50.6 million for 2020 compared to $204.1 million for 2019. Free cash flow was $213.7 million for 2020 compared to $287.0 million for 2019. Working capital was a cash source of $87.8 million in Q4 2020 as compared to a source of $96.5 million in Q4 2019. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures.

•

The share repurchase program remains temporarily suspended and no shares were repurchased during the fourth quarter of 2020. Further, share repurchases are also restricted per the amendment to Revolver facility that was executed in late September 2020. The remaining authorization under the share repurchase program at December 31, 2020 was $217 million. The quarterly dividend remains temporarily suspended. The Board of Directors will continue to evaluate capital allocation strategies on at least a quarterly basis.

•	The Company continues to withhold financial guidance due to the market uncertainties arising from the global pandemic.

*****

Hexcel will host a conference call at 10:00 a.m. ET, on January 26, 2021 to discuss fourth quarter and full-year 2020 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (647) 689-5685. The conference ID is 6392205. Replays of the call will be available on the website.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

*****

Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the possible push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to the build rate of the Boeing 737 MAX following its return to service and the related impact on our revenues; expectations with regard to the timing of inventory de-stocking related to the current decrease in customer demand; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures and inventory levels; expectations as to the level of capital expenditures and when we will complete the construction of capacity expansions and qualification of new products; expectations regarding our ability to maintain and improve margins  in view of the current economic environment; projections regarding our tax rate; expectations with regard to the continued impact of the COVID-19 pandemic on worldwide air travel and aircraft programs, as well as on our customers and suppliers and, in turn, on our operations and financial results; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2021 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the impact of the COVID-19 pandemic, including continued disruption in global financial markets, ongoing restrictions on movement and travel, employee absenteeism and reduced consumer demand for air travel, on the operations, business and financial condition of Hexcel and its customers and suppliers; reductions in sales to any significant customers, particularly Airbus or Boeing, including reduction in revenue related to the timing of ramp-up of production of the Boeing 737 MAX, as well as due to the impact of the COVID-19 pandemic; inability to effectively adjust production and inventory levels to align with reduced demand; inability to effectively motivate, retain and hire the necessary workforce; timing of inventory destocking; changes in sales mix; changes in current pricing and cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials; supply chain disruptions; inability to install, staff and qualify necessary capacity or complete planned manufacturing improvements to meet customer demand; cybersecurity breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions; including, but not limited to, the effect of change in global trade policies and the impact of the exit of the U.K. from the European Union; work stoppages or other labor disruptions; unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kurt Goddard, Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions, except per share data)	2020	2019	2020	2019
Net sales	$295.8	$564.3	$1,502.4	$2,355.7
Cost of sales	265.4	417.8	1,262.7	1,715.3
Gross margin	30.4	146.5	239.7	640.4
% Gross Margin	10.3%	26.0%	16.0%	27.2%

Selling, general and administrative expenses	25.9	35.9	121.1	158.7
Research and technology expenses	10.6	13.2	46.6	56.5
Other operating expense	14.3	-	57.9	-
Operating (loss) income	(20.4)	97.4	14.1	425.2

Interest expense, net	9.4	10.6	41.8	45.5
(Loss) income before income taxes, and equity in earnings of affiliated companies	(29.8)	86.8	(27.7)	379.7
(Benefit from) provision for income taxes	(12.3)	14.4	(61.0)	76.8
(Loss) income before equity in earnings of affiliated companies	(17.5)	72.4	33.3	302.9
Equity in (loss) earnings from affiliated companies	(1.9)	0.8	(1.6)	3.7
Net (loss) income	$(19.4)	$73.2	$31.7	$306.6

Basic net (loss) income per common share:	$(0.23)	$0.87	$0.38	$3.61

Diluted net (loss) income per common share:	$(0.23)	$0.86	$0.38	$3.57

Weighted-average common shares:
Basic	83.8	84.4	83.8	84.9
Diluted	83.8	85.2	84.0	85.8

Hexcel Corporation and Subsidiaries
Consolidated Balance Sheets
	Unaudited
	December 31,	December 31,
(In millions)	2020	2019
Assets
Cash and cash equivalents	$103.3	$64.4
Accounts receivable, net	125.4	227.6
Inventories, net	213.5	333.1
Contract assets	43.1	52.7
Prepaid expenses and other current assets	38.0	27.1
Assets held for sale	12.6	-
Total current assets	535.9	704.9

Property, plant and equipment	3,139.7	3,075.1
Less accumulated depreciation	(1,265.5)	(1,132.3)
Net property, plant and equipment	1,874.2	1,942.8

Goodwill and other intangible assets, net	277.8	280.4
Investments in affiliated companies	44.7	46.5
Other assets	185.2	154.0
Total assets	$2,917.8	$3,128.6

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.9	$9.5
Accounts payable	70.0	157.6
Accrued compensation and benefits	43.2	74.4
Accrued liabilities	69.0	81.1
Total current liabilities	183.1	322.6

Long-term debt	925.5	1,050.6
Retirement obligations	53.9	53.3
Other non-current liabilities	245.1	256.0
Total liabilities	$1,407.6	$1,682.5

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 109.7 shares and 109.3 shares issued at December 31, 2020 and 2019, respectively	$1.1	$1.1
Additional paid-in capital	849.7	829.9
Retained earnings	1,996.4	1,978.9
Accumulated other comprehensive loss	(59.6)	(118.7)
	2,787.6	2,691.2

Less – Treasury stock, at cost, 26.1 shares and 25.7 shares at December 31, 2020 and 2019, respectively	(1,277.4)	(1,245.1)
Total stockholders' equity	1,510.2	1,446.1
Total liabilities and stockholders' equity	$2,917.8	$3,128.6

Hexcel Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	Unaudited
	Years Ended
	December 31,
(In millions)	2020	2019

Cash flows from operating activities
Net income	$31.7	$306.6
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	140.9	141.7
Amortization related to financing	1.2	0.9
Deferred income taxes	(51.4)	16.3
Merger and restructuring expenses, net of payments	23.0	(2.5)
Equity in earnings from affiliated companies	1.6	(3.7)
Stock-based compensation	15.4	18.3

Changes in assets and liabilities:
Decrease in accounts receivable	110.0	36.5
Decrease (increase) in inventories	129.4	(30.4)
Decrease (increase) in prepaid expenses and other current assets	11.2	(5.8)
(Decrease) increase in accounts payable/accrued liabilities	(134.1)	12.5
Other - net	(14.6)	0.7
Net cash provided by operating activities (a)	264.3	491.1

Cash flows from investing activities
Capital expenditures (b)	(50.6)	(204.1)
Acquisitions of business and investments in affiliates	-	(163.2)
Net cash used for investing activities	(50.6)	(367.3)

Cash flows from financing activities
Net (repayments) borrowing from senior unsecured credit facilities	(85.0)	111.0
Repayments of Euro term loan	(49.9)	(9.0)
Repayment of finance lease obligation and other debt, net	(0.2)	(0.8)
Issuance costs related to senior credit facility	(1.3)	(2.5)
Dividends paid	(14.2)	(54.2)
Repurchase of stock	(24.6)	(143.0)
Activity under stock plans	(3.3)	7.1
Net cash used for financing activities	(178.5)	(91.4)
Effect of exchange rate changes on cash and cash equivalents	3.7	(0.7)
Net increase in cash and cash equivalents	38.9	31.7
Cash and cash equivalents at beginning of period	64.4	32.7
Cash and cash equivalents at end of period	$103.3	$64.4

Supplemental data:
Free Cash Flow (a)+(b)	$213.7	$287.0
Accrual basis additions to property, plant and equipment	$42.5	$191.0

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended December 31, 2020 and 2019				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2020	2019	%	Effect (b)	2019	%
Commercial Aerospace	$126.7	$379.8	(66.6)	$(0.1)	$379.7	(66.6)
Space & Defense	119.7	115.3	3.8	1.5	116.8	2.5
Industrial	49.4	69.2	(28.6)	2.7	71.9	(31.3)
Consolidated Total	$295.8	$564.3	(47.6)	$4.1	$568.4	(48.0)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	42.8	67.3			66.8
Space & Defense	40.5	20.4			20.6
Industrial	16.7	12.3			12.6
Consolidated Total	100.0	100.0			100.0

Years Ended December 31, 2020 and 2019				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2020	2019	%	Effect (b)	2019	%
Commercial Aerospace	$822.3	$1,597.7	(48.5)	$0.6	$1,598.3	(48.6)
Space & Defense	448.5	444.7	0.9	1.3	446.0	0.6
Industrial	231.6	313.3	(26.1)	1.8	315.1	(26.5)
Consolidated Total	$1,502.4	$2,355.7	(36.2)	$3.7	$2,359.4	(36.3)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	54.7	67.8			67.7
Space & Defense	29.9	18.9			18.9
Industrial	15.4	13.3			13.4
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2019 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2020 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Fourth Quarter 2020
Net sales to external customers	$225.5	$70.3	$-	$295.8
Intersegment sales	5.9	0.9	(6.8)	-
Total sales	231.4	71.2	(6.8)	295.8

Other operating expense	6.6	7.1	0.6	14.3
Operating (loss) income	(14.3)	6.1	(12.2)	(20.4)
% Operating margin	-6.2%	8.6%		-6.9%

Depreciation and amortization	31.2	3.7	-	34.9
Stock-based compensation expense	1.2	0.2	1.0	2.4
Accrual based additions to capital expenditures	3.2	(0.1)	-	3.1

Fourth Quarter 2019
Net sales to external customers	$443.4	$120.9	$-	$564.3
Intersegment sales	19.4	0.7	(20.1)	-
Total sales	462.8	121.6	(20.1)	564.3

Operating income (loss)	86.9	20.6	(10.1)	97.4
% Operating margin	18.8%	16.9%		17.3%

Depreciation and amortization	30.8	3.8	-	34.6
Stock-based compensation expense	2.0	0.3	0.1	2.4
Accrual based additions to capital expenditures	29.0	1.1	-	30.1

Year Ended December 31, 2020
Net sales to external customers	$1,185.9	$316.5	$-	$1,502.4
Intersegment sales	53.9	2.5	(56.4)	-
Total sales	1,239.8	319.0	(56.4)	1,502.4

Other operating expense	32.1	9.8	16.0	57.9
Operating income (loss)	60.7	9.4	(56.0)	14.1
% Operating margin	4.9%	2.9%		0.9%

Depreciation and amortization	125.5	15.3	0.1	140.9
Stock-based compensation expense	7.1	1.8	6.5	15.4
Accrual based additions to capital expenditures	38.6	3.9	-	42.5

Year Ended December 31, 2019
Net sales to external customers	$1,863.1	$492.6	$-	$2,355.7
Intersegment sales	83.4	0.8	(84.2)	-
Total sales	1,946.5	493.4	(84.2)	2,355.7

Operating income (loss)	411.3	72.0	(58.1)	425.2
% Operating margin	21.1%	14.6%		18.0%

Depreciation and amortization	126.5	15.1	0.1	141.7
Stock-based compensation expense	8.4	1.7	8.2	18.3
Accrual based additions to capital expenditures	185.8	5.2	-	191.0

(a)	Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating (Loss) Income, Net (Loss) Income, EPS, Tax Rate and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions)	2020	2019	2020	2019
GAAP operating (loss) income	$(20.4)	$97.4	$14.1	$425.2
Other operating expense (a)	14.3	-	57.9	-
Non-GAAP operating (loss) income	$(6.1)	$97.4	$72.0	$425.2

	Unaudited
	Quarters Ended December 31,
	2020		2019
(In millions, except per diluted share data)	Net Income (Loss)	EPS	Net Income	EPS
GAAP	$(19.4)	$(0.23)	$73.2	$0.86
Other operating expense (a)	10.0	0.12	-	-
Tax benefit	(5.8)	(0.07)	-	-
Non-GAAP	$(15.2)	$(0.18)	$73.2	$0.86

	Unaudited
	Years Ended December 31,
	2020		2019
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$31.7	$0.38	$306.6	$3.57
Other operating expense (a)	32.1	0.38	-	-
Merger expense (a)	11.5	0.14	-	-
Tax benefit (b)	(54.7)	(0.65)	(3.0)	(0.03)
Non-GAAP	$20.6	$0.25	$303.6	$3.54

	Unaudited
	Years Ended December 31,
(In millions)	2020	2019
Net cash provided by operating activities	$264.3	$491.1
Less: Capital expenditures	(50.6)	(204.1)
Free cash flow (non-GAAP)	$213.7	$287.0

(a)

The quarter and year ended December 31, 2020 includes restructuring expenses. The year ended December 31, 2020 also includes costs related to the terminated merger with Woodward, Inc. The reconciliation to Non-GAAP Net Income shows these amounts tax effected.

(b)	The year ended December 31, 2020 includes a tax benefit primarily due to the release of a valuation allowance in a foreign jurisdiction.

NOTE: Management believes that adjusted operating income (loss), adjusted net income (loss), adjusted diluted net income (loss) per share and free cash flow,  which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	December 31,	September 30,	December 31,
(In millions)	2020	2020	2019

Current portion finance lease	$0.9	$0.5	$0.6
Current portion of Euro term loan	-	-	8.9
Total current debt	0.9	0.5	9.5

Non-current portion of Euro term loan	-	-	41.5
Senior unsecured credit facility	228.0	302.0	313.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(1.5)	(1.5)	(1.7)
Senior notes deferred financing costs	(3.5)	(3.7)	(4.2)
Other debt	2.5	1.9	2.0
Total long-term debt	925.5	998.7	1,050.6
Total Debt	926.4	999.2	1,060.1
Less: Cash and cash equivalents	(103.3)	(68.0)	(64.4)
Total debt, net of cash	$823.1	$931.2	$995.7